UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.   20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2014

BRT REALTY TRUST
(Exact name of Registrant as specified in charter)

Massachusetts	001-07172	13-2755856
(State or other jurisdiction	(Commission file No.)	(IRS Employer
of incorporation)		I.D. No.)

60 Cutter Mill Road, Suite 303, Great Neck, New York	11021
(Address of principal executive offices)	(Zip code)

516-466-3100
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01   Other Events.

On or about April 2, 2014, our wholly-owned subsidiary entered into a joint venture with Somerset Village Sundance Crossings Investors LLC.  Contemporaneously therewith, the joint venture purchased the following multi-family properties:

•	Crossings of Bellevue – a 300 unit property located in Nashville, TN,

•	Village Green – a 172 unit property located in Little Rock, AR, and

•	Sundance – a 496 unit property located in Wichita, KS.

The aggregate consideration associated with the acquisition of the properties was approximately $54.3 million (including the assumption of approximately $35.3 million of three senior mortgages and a junior mortgage, the payment of approximately $15.2 million of cash, and a credit against the acquisition price of approximately $3.8 million in exchange for a portion of the equity interests in the venture that was issued to Somerset Village).  In addition, the venture funded approximately $3.1 million towards the payment of items such as third party acquisition costs, insurance and real estate tax escrows and reserves for renovations.  We contributed $17.7 million to the joint venture in exchange for an 80% equity interest therein and our joint venture partner contributed approximately $633,000 of cash and the $3.8 million credit for its 20% equity interest therein.

Set forth below is information regarding the mortgages assumed in this transaction:

Property	Balance	Interest Rate	Maturity
Crossings of Bellevue	$17,300,000	3.63%	November 2022
Village Green	4,101,000	3.93%	March 2019
Sundance	10,453,000	5.91%	April 2020
Sundance – 2nd Mortgage	3,410,000	4.06%	May 2020

                   Each mortgage is secured by the acquired property, provides for customary events of default and is non-recourse to us and our subsidiary.

Section 9 –  Financial Statements and Exhibits

Item 9.01.  Financial Statements and Exhibits.

    (a)  Financial Statements of Business Acquired

The financial statements, if any, required by this item will be filed by June 16, 2014.

(b)  Pro Forma Financial Information

The pro forma financial information, if any, required by this item will be filed by June 16, 2014.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRT REALTY TRUST

Date: April 8, 2014	By:	/s/ David W. Kalish
David W. Kalish
Senior Vice President - Finance

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